Exhibit 10.1

SECONDMENT AGREEMENT FOR MR. COLIN NAUGHTON

This Secondment Agreement (the "Agreement") is made and entered into on June 1, 2025, by and among:

1.
AUTOLIV INC, a company duly registered under the laws of Delaware with its office located at: 1329 Pacific Drive, Auburn Hills, Michigan 48326 USA (the "Original Employer");

2.
AUTOLIV ASIA ROH CO., LTD., a company duly registered under the laws of the Kingdom of Thailand, with its office located at: No. 388, 25th Floor, Room 2503, Sukhumvit Road, Khlong Toei, Bangkok 10110 (the "Host Company"); and

3.
MR. COLIN NAUGHTON, holding Irish Passport No. _________. (the "Executive").

In this Agreement, the Original Employer, the Host Company and the Executive may be referenced collectively as the “Parties”, or each individually as a “Party”.

Whereas:

A.
The Executive has been employed by the Original Employer under an employment agreement dated October 1, 2020, since November 1, 2020 (the “Underlying Employment Agreement”).

B.
The Original Employer and the Host Company have agreed that the Executive will be seconded to the Host Company to perform certain duties in Thailand on the terms and conditions set forth in this Agreement, without terminating the existing Underlying Employment Agreement between the Original Employer and the Executive.

NOW, THEREFORE, the Parties hereto mutually agree as follows:

1.
COMMENCEMENT AND DURATION OF SECONDMENT

1.1.
The secondment of the Executive to the Host Company shall commence on June 1, 2025, and shall continue through December 31, 2026 (the "Secondment Period"), unless terminated earlier in accordance with the provisions of this Agreement or extended by the mutual written agreement of all Parties.

1.2.
Any extension to the Secondment Period must be agreed upon in writing by all Parties at least sixty (60) days prior to the original end date.

2.
CONTINUITY OF EMPLOYMENT

2.1
The Executive shall remain an employee of the Original Company throughout the Secondment Period, and the Underlying Employment Agreement shall continue in full force and effect, except as specifically varied by this Agreement.

2.2
The Secondment Period will count towards the Executive's continuity of service with the Original Company for the purposes of seniority and any benefits under the

Exhibit 10.1

Underlying Employment Agreement that accrue with length of service, unless otherwise specified herein.

2.3
Upon the expiry or lawful termination of this Secondment Agreement, the Executive is expected to return to a suitable position within the Original Company, subject to the terms of the Underlying Employment Agreement and the business needs of the Original Company. The Original Company will make reasonable efforts to identify the suitable position as such.

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POSITION, DUTIES, AND LOCATION OF WORK

3.1
During the Secondment Period, the Executive shall be assigned to the position and perform the duties and responsibilities of President with the Host Company. The scope of the duties and responsibilities is stated in the Job Description, attached hereto as Annex 1. of the Agreement.

3.2
The Executive agrees to perform such other duties as the Host Company may, from time to time, lawfully instruct. The Executive agrees to comply with all the instructions and work rules given by the Host Company, whether orally or in writing, and whether contained in policies, procedures, or otherwise.

3.3
The Executive shall devote the whole of his time, attention, and ability to carrying out his duties solely for the Host Company. Unless expressly agreed by the Host Company in writing,

(a)
the Executive shall not have any other employment during the term of this Agreement, except the employment under the Underlying Employment Agreement;

(b)
the Executive shall not directly or indirectly, either alone or jointly with or as a director, manager, agent or servant of any other person, firm or company, be engaged, concerned or interested in any business in a manner that would conflict with the Executive’s duties under Annex 1 (including holding any shares, loan, stock or any other ownership interest in any competitor of the Host Company), provided that nothing in this Clause shall preclude the Executive from holding shares, loan, stock or any other ownership interest as an investment in an entity that is not a competitor, customer, or supplier of the Host Company; and

(c)
the Executive shall resign and be discharged from his duties as a director, officer and any other executive positions of:
(i).
Autoliv Japan, Ltd.
(ii).
Autoliv Vietnam Company Limited
(iii).
Autoliv Cebu Safety Manufacturing, Inc.

3.4
The Executive's primary place of work shall be the registered address of the Host Company, unless the Host Company instructs or grants permission whether orally or in writing, and whether contained in policies, procedures, or otherwise. The

Exhibit 10.1

Executive may be required to travel within Thailand or internationally as reasonably required for the performance of his duties, as requested by the Original Employer and/or the Host Company.

3.5
To the extent permitted by law, the Executive hereby agrees and gives consent to the Host Company to change his work duties, position, or to transfer or assign the Executive to any other unit/department, working place, and/or other office of the Host Company, or a company within the same group, with continuation of employment, for any reason whatsoever, including, but not limited to, Host Company restructuring, i.e., dissolution, restructuring, or merging units/departments. Any such change or transfer is at the discretion of the Host Company, as it deems appropriate for its business requirements.

4.
WAGES, RIGHTS, BENEFITS, WELFARE AND REIMBURSEMENT

4.1
The Executive’s gross annual wages shall be EUR 444,190 (four hundred forty-four thousand one hundred and ninety Euros only) (“Base Salary”).

4.2
The Company shall pay wages once a month, on the 27th day of each month (“Payday”). If the Payday falls on a holiday, the Host Company shall pay wages on the previous working day prior to the holiday. The Host Company shall withhold for income tax, social security contributions, and any other payments specified in applicable law, prior to paying the net wages, benefits and welfare to the Executive. The Executive agrees and gives consent that the Host Company may pay wages and other monetary benefits, if any, by transfer to the Executive’s designated bank account, or at the bank and branch designated by the Host Company, or by any other means the Host Company deems appropriate.

4.3
The Executive acknowledges and agrees that the Executive’s wages consist only of the wages described in Clause 4.1. The Executive further acknowledges and agrees that any other money, and/or employment benefits, the Executive may receive in addition to the wages, are not wages, but are welfare or benefits provided by the Host Company, and thus, shall not be included in the basis for calculating paid leave, paid holidays, and severance pay.

4.4
The wages, rights, benefits, welfare and any entitlements as agreed upon between the Original Employer and Executive; or granted by the Original Employer and Executive shall continue in full force and effect, unless the Executive is entitled to the better wages, rights, benefits and welfare as granted by the Host Company.

4.5
Any rights, benefits, welfare, entitlements and reimbursement which are not specified in this Agreement and the Underlying Employment Agreement shall be in accordance with the rules and policies of the Host Company.

4.6
Housing Reimbursement: The Host Company in its discretion shall reimburse the Executive for housing costs incurred by the Executive through August 2025 to support the transition, at a maximum cost of THB 115,000 per month, including costs for utilities such as electricity.

Exhibit 10.1

4.7
Relocation Expenses: The Company shall reimburse the Executive for the expenses associated with moving to Thailand, provided that (i) the Executive obtains prior written approval from the Company for the expenses to be incurred, and (ii) the Executive provides the Company with the necessary proof of the expenses.

4.8
International Medical Insurance: The Host Company shall provide international medical insurance to the Executive during his secondment.

5.
WORKING CONDITIONS AND LEAVES

Working Hours, working days, rest period, holidays and other working conditions shall be in accordance with the rules and policies of the Host Company. Leave days shall be as set forth in the Underlying Employment Agreement.

6.
TERMINATION

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6.1
By Mutual Agreement. The Parties may terminate this Agreement at any time by mutual written agreement.

6.2
Other Termination Rights. Any termination rights conferred by Thai labour laws; or set forth in the Underlying Employment Agreement, the rules and policies of the Host Company shall be in full force and effect.

6.3
Effect of Termination. Upon termination of this Agreement for any reason:

(a)
The Executive shall promptly return all property and Confidential Information of the Host Company and the Original Employer.
(b)
Subject to Clause 2.3, the Original Employer shall resume full responsibility for supervision of the Employee.

7.
INTELLECTUAL PROPERTY

The Executive agrees and declares that all proprietary information, including without limitation, trade secrets, know-how, inventions, ideas, designs, developments, source code, methods and processes, patents, copyrights, and all other intellectual property rights in connection therewith developed by, or with the contribution of, the Executive’s efforts during employment with the Host Company, shall be the sole property of the Host Company (“Intellectual Property”). Should any of the aforementioned intellectual property vest in the Executive, the Executive shall assign and transfer to the Host Company all rights, title and interest, free and clear of all liens and encumbrances in and to all Intellectual Property conceived, contributed to, or developed or reduced to practice by the Executive, at any time during employment either in the past or in the future, whether alone

Exhibit 10.1

or jointly with others, and regardless of whether the results of efforts are at, or away from, the workplace, to the fullest extent permitted by law (hereafter “Assigned Intellectual Property”). The Assigned Intellectual Property shall be the sole property of the Host Company for the entire validity period of such Assigned Intellectual Property. To the extent such Intellectual Property is not transferable in any country, the Executive hereby grants the Host Company an irrevocable, worldwide, perpetual, royalty free, exclusive license to use, reproduce, sublicense and otherwise employ such Intellectual Property. The Executive shall execute all documents necessary to assign, transfer, or license such proprietary rights to the Host Company.

8.
CONFIDENTIALITY AND NON-DISCLOSURE
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8.1
The Executive understands and acknowledges that employment with the Host Company is a relationship of confidence and trust. In the course of the employment, the Executive will have access to Confidential Information. The Executive agrees that all Confidential Information shall remain the sole property of the Host Company and/or its affiliated companies and/or each of their customers or suppliers, if any, as applicable, and the Executive shall make no claim thereto. The Executive shall, at all times during and after the end of the term of employment, and for any reason, keep strictly confidential all Confidential Information, and not disclose or reveal any Confidential Information to any person, corporation, or entity, without the prior written consent of the Host Company, unless required by law or a court order. The Executive shall not use any Confidential Information for the benefit of the Executive or any person, corporation, or entity. In any event the Executive is legally required to disclose or reveal any Confidential Information, the Executive agrees to give the Host Company the maximum possible notice, in writing, prior to making such disclosure, and to thoroughly consult with the Host Company in preparing such disclosure, to the extent time allows.

8.2
“Confidential Information” includes, but is not limited to, all proprietary information and other information of whatsoever nature relating to the Host Company’s business, sales, purchasing, manufacturing, business, and market plans and strategies; lists or information of customers, prospective customers, vendors, suppliers, and employees; financial information; computer systems; profit and loss statements, balance sheets, and any other financial reports; costing and selling price information; trade secrets, acquired by the Executive in the course of the employment, and/or developed by the Host Company or any of its employees or contractors; technical designs or specifications; source code, know-how; intellectual property; current activities and future plans relating to all, or any, matters of developments or documents; and other information which is confidential and proprietary. For the avoidance of doubt, Confidential Information includes any and all information

Exhibit 10.1

developed by the Executive in the course of employment with the Host Company, as well as other information to which the Executive may have access in connection with such employment. Confidential Information also includes the confidential information of others with which the Host Company, or any affiliate of the Host Company, has a business relationship.

8.3
Confidential Information shall not include any: (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive); (b) information that became available from a third party source, and such source is not bound by a confidentiality agreement; or (c) any information not otherwise considered by the Host Company to be Confidential Information.

9.
DATA PROTECTION

During the Secondment Period, the Host Company will collect various personal data of the Executive including, but not limited to, the Executive’s name, date of birth, identification card no. or passport no., address, contact number, and e-mail address. Some of the Executive’s personal data which is collected by the Host Company may be sensitive including, but not limited to, health, religious, and criminal records (collectively referred to as the “Executive’s Personal Data”). The Executive’s Personal Data will be collected, used, and processed for the purpose of managing human resources, managing and maintaining employment relationships, for various other legitimate business purposes, and as required by applicable laws. The Host Company may transfer, disclose, and share some, or all, of the Executive’s Personal Data with the Original Employer or other affiliated companies and service providers, both in Thailand and overseas. The Host Company will take the necessary steps to ensure that the destination countries will provide a reasonable and appropriate level of security, pursuant to the applicable laws, for any of the Executive’s Personal Data that is processed and transferred. However, the Executive understands and acknowledges that some of these recipients are located in countries which have no laws in respect to the protection of personal data, or laws which provide a lower level of protection. The Host Company will retain the Executive’s Personal Data for as long as it is deemed necessary for the Host Company’s business operations, or as required by law.

The Executive, as the data subject under the applicable laws, is entitled to rights in respect to the Executive’s Personal Data, as prescribed under applicable laws, which shall include right of access, right to data portability, right to erasure, and right to object.

10.
LIABILITY AND INDEMNITY
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10.1
The Host Company shall indemnify and hold harmless the Original Employer against any claims, liabilities, damages, or expenses arising from the Host Company’s instructions to the Executive, except to the extent caused by the Original Employer’s gross negligence or wilful misconduct.

10.2
The Original Employer shall indemnify and hold harmless the Host Company against any claims, liabilities, damages, or expenses arising from the Original Employer’s failure to comply with its obligations under this Agreement or under Thai law.

Exhibit 10.1

11.
GENERAL AND MISCELLANEOUS

11.1
Any notice under the Agreement shall be in writing and shall be delivered by hand, private courier, e-mail, or fax, subject to evidence of delivery, in the case of the Executive, to the Executive’s last contact details on record with the Host Company or, in the case of the Host Company, to the contact details herein, or of which the Executive is subsequently given notice.

11.2
Should any provision of the Agreement be, or become, illegal, invalid, or unenforceable in any jurisdiction, such shall not affect the validity or enforceability in that jurisdiction of the remainder of the Agreement, and nor shall it affect the validity or enforceability in other jurisdictions of that, or any other, provision of the Agreement.

11.3
The terms of this Agreement replace any and all other agreements, understandings, or declarations between the Parties or their affiliated companies, whether written, oral, or otherwise, that were made prior to the date of this Agreement. The Agreement may only be modified in a subsequent writing signed by both Parties. Failure to enforce any of these clauses shall not function as a waiver of either Party’s rights hereunder or in law.

11.4
This Agreement, together with all Annexes, and the Underlying Employment Agreement (to the extent not varied herein), constitutes the entire agreement between the Parties in relation to the secondment and supersedes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

11.5
This Agreement is governed by, and shall be construed in accordance with, the laws of the Kingdom of Thailand, and the Parties hereto submit to the exclusive jurisdiction of the Thai Courts in the determination of any dispute arising hereunder.

11.6
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Intentionally left blank

Exhibit 10.1

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Signed: /s/ Manee Bagguley (Manee Bagguley, for and on behalf of the Host Company)	Signed: /s/ Ketmaneerat Chiyangkabud (Ketmaneerat Chiyangkabud, for and on behalf of the Host Company)
Signed: /s/ Petra Albuschus (Petra Albuschus, EVP Human Resources and Sustainability for and on behalf of the Original Employer)
Signed: /s/ Colin Naughton (Colin Naughton, Executive)
Signed: /s/ Ralph Bayne (Ralph Bayne, Witness)	Signed: /s/ Suraphan S. (Suraphan S., Witness)

Exhibit 10.1

ANNEX 1:

JOB DESCRIPTION

1.	Department/Position	Administration / President Autoliv Asia ROH Co., LTD. (i.e. the ¨Company¨)

2.	Objectives Main tasks of the employee

President Autoliv Asia ROH Co., LTD. will oversee the strategic direction, operational execution, and financial performance of the Company.

This role requires a visionary leader with a deep understanding of the automotive industry, strong leadership skills, and the ability to drive innovation and efficiency.

This role will participate in and support vision and strategy development and decision-making for the Company. The President will lead, motivate, and develop the company’s management team and staff to achieve high performance and employee satisfaction.

Ensure compliance with all legal, regulatory, and corporate governance requirements.

Exhibit 10.1

3.	Individual tasks of the employee

Corporate Strategy Shaping

Participate in the development of corporate strategy for the Company, providing functional leadership and challenge to test the viability of the strategy and contributing with creative ideas and insights to support the strategy formation process for the company.

Organizational Capability Building

Identify the capabilities needed to meet the current and emerging business needs of the Company. Evaluate current capabilities, identify gaps, and prioritize development activities. Embed personal development and the fulfilment of personal potential in the culture of the organization.

Performance Management

Set annual and long-term business-performance objectives and lead their delivery for the Company; manage and report on performance; hold direct reports accountable for achievement of business plans, and take corrective action where necessary to ensure achievement, balancing the need to deliver short-term business objectives with the longer-term delivery of stakeholder value.

Stakeholder Engagement

Identify and manage stakeholders, finding out their needs, issues, and concerns and reacting to them by leading and coordinating the development of stakeholder engagement plans to support the communication of business information and decisions.

Strategy Formation and Implementation

Develop the strategy for the Company. Ensure the strategy is successfully implemented and meets long-term business needs.

Business Planning

Direct the development of annual and longer-term business plans for the Company ensuring alignment with strategy; quantify business outcomes, i.e., revenues or other key performance indicators (KPIs); set operating and capital expense budgets; and review and approve business cases for projects and programs that have a significant business impact.

Financial Management and Control

Take overall responsibility for designing, developing, and delivering the Company’s financial management and/or control strategy.

Exhibit 10.1

Leadership and Direction

Communicate the Company’s mission, vision, and values and its strategy for achieving these tenets; set and communicate the strategy and broad action plan for delivering these tenets; inspire the workforce to commit to these tenets and do extraordinary things to achieve the Company’s business goals.

Customer Relationship Development / Prospecting

Develop and maintain professional interpersonal relationships with corporate senior executives of strategic potential accounts to facilitate business acquisition and retention.

Corporate Representation

Represent the Company in a variety of industry, institutional, and/or professional forums, boards, and committees in order to enhance its visibility and reputation. Represent the Company in external relations with clients, industry, partners, the public, and others.

Improvement/Innovation

Ensure future readiness by determining the Company’s innovation and change strategy. Drive innovation and operational excellence to improve products, services, and processes.

4.	Signature right	On process documents that are according to procedures.